                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MILLIPORE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 12a-6(i)(3)

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              [LOGO OF MILLIPORE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 26, 2001

To the Stockholders of
 Millipore Corporation

  The Annual Meeting of Stockholders of Millipore Corporation ("Millipore") for 2001 will be held at Millipore's Offices, 80 Ashby Road Bedford, Massachusetts 01730 on Thursday, April 26, 2001 at 11:00 a.m. local time, for the following purposes:

  1. To elect for a three-year term (expiring in 2004) the three Class II Directors; and

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders of record on the books of Millipore at the close of business on March 2, 2001 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors
                                          Jeffrey Rudin, Clerk

Bedford, Massachusetts
March 16, 2001

  Whether or not you expect to attend the Annual Meeting in person, please complete, sign and return the enclosed Proxy promptly to assure your representation at the meeting.

                             MILLIPORE CORPORATION
                                 80 Ashby Road
                         Bedford, Massachusetts 01730
                                 781 533-6000

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter "Millipore" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the offices of Millipore, 80 Ashby Road, Bedford, Massachusetts on Thursday, April 26, 2001 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 16, 2001.

  The Board of Directors of Millipore has fixed the close of business on March 2, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of March 2, 2001, there were 46,648,126 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

  All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

  Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Arrangements have been made with Corporate Investor Communications, Inc., to solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. It is estimated that the cost of such solicitation arrangements will be approximately $5,500 plus reimbursement of such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials.

                          CONFIDENTIAL VOTING POLICY

  Millipore has in effect a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

  Millipore's Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

  In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

  Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

  Millipore has retained Fleet National Bank, its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed the Bank as to the Company's Confidential Stockholder Voting Policy.

  The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker "non votes" will be considered a vote "Against" the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote "Against" the matter; but broker "non votes" will have no affect on the outcome, i.e., they will not be considered.

                     MANAGEMENT AND ELECTION OF DIRECTORS

  Millipore's By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies).

  Stockholders this year will be voting on the election of the three individuals identified as Class II Directors, whose terms will expire at the Annual Meeting of Stockholders in 2004. Each nominee in Class II is now a director of Millipore and was elected as such at the 1998 Annual Meeting of Stockholders, except for Prof. Dr. Daniel Bellus who was elected to the Board of Directors effective March 10, 2000. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Robert C. Caldwell and Thomas O. Pyle, current members of the Class II and Class III Directors, respectively, will continue to serve as Directors until either the intial public offering ("IPO") of the Company's microelectronics business, Millipore Microelectronics, Inc.("MMI") or, in the event that there is no IPO, the distribution, by way of dividend, of all the shares of MMI to Millipore's stockholders. Elaine Chao (a Class III Director) resigned from the Board of

Directors on January 29, 2001, upon her confirmation by the U.S. Senate as Secretary, U.S. Department of Labor. Six Directors will continue in office for the remainder of the terms indicated below.

  Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

  A favorable vote by stockholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class II Directors.

   Nominees for Election as Directors for Terms Expiring in 2004 (Class II)
-------------------------------------------------------------------------------

[PHOTO DR. DANIEL BELLUS]

                 Prof. Dr. Daniel Bellus, 63, University of Fribourg
                 (Switzerland)

                 Prof. Dr. Bellus received his Master's Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-
                 1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba- Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research
Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991) and Director, Corporate Research Units, responsible for the direction of Ciba-Geigy's research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials. Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of "Bellus Science and Innovation, International Consulting," located in Riehen/Basel (Switzerland) and a global Head of Additives Research of Ciba SC Inc., Basel. Prof. Dr. Bellus has been a named inventor on 48 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including American Chemical Society; European Industrial Research Management Association and the American Association for the Advancement of Science. He also serves as a member of the Board of Swiss Chemical Society and as a member and delegate of Swiss IUPAC Committee. Prof. Dr. Bellus is Chairman of the Board of the Ciba SC Research Foundation.

Member: Management Development and          First elected a Director:      2000
    Compensation Committee

-------------------------------------------------------------------------------

[PHOTO OF ROBERT C. BISHOP]
                 Robert C. Bishop, 58, Chairman of the Board, AutoImmune, Inc.

                 Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation
                 (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice
President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. From 1992-1999, Dr. Bishop served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he assumed his current position as Chairman of the AutoImmune Board of Directors. He has been awarded several U.S. patents in the medical products field. Dr. Bishop serves as a member of the Board of Directors of Quintiles Transnational Corporation. He also serves as a member of the Life Sciences Advisory Board for Banc One Equity Capital.

Member: Management Development and          First elected a Director:      1997
    Compensation Committee

-------------------------------------------------------------------------------

[PHOTO OF ROBERT E. CALDWELL]
               Robert E. Caldwell, 64, Retired Vice President and General Manager, Digital Semiconductor Division of Digital Equipment Corporation

               Mr. Caldwell received his B.S. and M.S. degrees in physics from Arizona State University. After serving in various engineering and product management positions: Dickinson Electronics (1966-
               1968) and Motorola, Inc. (1968-1975), Mr. Caldwell joined Fairchild Camera & Instrument Corporation, a semiconductor manufacturer, in 1975. He served in various management positions: Engineering Manager (1975-1979); Business Unit Manager (1979-1981) and General Manager of the Gate Array Division of Fairchild (1981- 1983), and was granted two U.S.
Patents for silicon wafer processing. In 1983, Mr. Caldwell joined Mostek Corporation, a supplier of semiconductor memory as Senior Vice President of the Diversified Products Division of Mostek, and served in that capacity until 1986. From 1986-1990, Mr. Caldwell served as Senior Vice President and General Manager of the Semiconductor Group of Siemens Components, Inc., manufacturer of electronic and electromechanical components. From 1990 until his retirement in September 1998, Mr. Caldwell served as Vice President and General Manager of Digital Semiconductor Division of Digital Equipment Corporation, supplier of networked computer systems, software and services.

Chair: Management Development and           First elected a Director:      1996
    Compensation Committee

                        DIRECTORS CONTINUING IN OFFICE

     Term Expiring at the 2002 Annual Meeting of Stockholders (Class III)
-------------------------------------------------------------------------------

[Photo of Maureen A. Hendricks]
                  Maureen A. Hendricks, 49, Managing Director, Salomon Smith Barney, Inc.

                  Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs.
Hendricks served as the senior manager of the firm's European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm's Global Debt Capital Markets and had responsibility for the firm's corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Since the acquisition of Salomon Brothers by The Travelers Group and the latter's subsequent merger with Citicorp, she is now Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks previously served on the Board of Directors of the Young Women's Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.

Chair: Audit and Finance Committee          First elected a Director:      1995

-------------------------------------------------------------------------------

[Photo of Richard J. Lane]
                  Richard J. Lane, 50, President, Worldwide Medicines, Bristol-Myers Squibb Company

                  Mr. Lane received an undergraduate degree from Temple University in 1973 and an M.B.A. in 1978 from The Wharton School, University of Pennsylvania. From 1973 to 1980, Mr. Lane held various sales and product management positions with Lederle Labs (1973-1979) and A.H. Robins & Co. (1979-
                  1980). In 1980 Mr. Lane joined Merck & Company, Inc., a leading pharmaceutical company, and served in positions of increasing responsibility in marketing and business planning and development, including Director, Business Development (1984-1986); Executive Director of Marketing (1989-1990); Managing Director, Merck, Sharp and Dohme (Europe) in the U.K. (1990-1991); Senior Vice President, Europe, Merck Human Health Division (1991-1993) and President, Merck Human Health North America (1994). In 1995, Mr. Lane joined Bristol-Myers Squibb Company, a diversified worldwide health and personal care products company as Senior Vice President, Marketing and Medical, U.S. Primary Care Division, becoming President, U.S. Pharmaceutical Primary Care Division (1997) and President, U.S. Pharmaceutical Group (1997-1998). In 1998, Mr. Lane assumed the position of President, U.S. Medicines and Worldwide Franchise Management. He was also responsible for the Company's U.S. and Japan Consumer Medicines businesses. In January, 2000, Mr. Lane assumed responsibility as President, Worldwide Medicines, Bristol-Myers Squibb. Mr. Lane serves as a member of numerous civic and non-profit associations, including membership on: the Board of Directors,

Juvenile Diabetes Foundation of Mid-Jersey; the Board of Directors for the Robert Wood Johnson Hospital; the Board of Directors for the Seabrook Foundation; and the Board of Directors for the American Foundation of Pharmaceutical Educators. Mr. Lane is also a member of the Board of Trustees for the Healthcare Institute of New Jersey.

Member: Audit and Finance Committee         First elected a Director:      1999

-------------------------------------------------------------------------------

[PHOTO OF THOMAS O. PYLE]
                  Thomas O. Pyle, 61, Corporate Director of Healthcare Organizations

                  Mr. Pyle attended Massachusetts Institute of Technology (1956-1957). From 1957-1965, Mr. Pyle served in various capacities in the television production and advertising industries. After receiving his M.B.A. from the Harvard Graduate School of Business Administration in 1967, Mr. Pyle worked in the retailing industry in various capacities until 1969. From 1969-1972, Mr. Pyle was with the Boston Consulting Group, Inc., becoming a Vice President in 1971.
In 1972, he joined Harvard Community Health Plan, Inc., and was Chief Executive Officer and a Director from 1978 to 1991. In 1992, he became Senior Advisor to the Boston Consulting Group, Inc. From October 1993 to September, 1994 Mr. Pyle served as Chief Executive Officer, MetLife HealthCare Management Corp., Inc., subsequent to which he rejoined the Boston Consulting Group, Inc. and served in his prior capacity as Senior Advisor to the Group, until late 1997. Mr. Pyle has served as a Director of Controlled Risk Insurance Company, Ltd. since 1976 (Chairman 1976-1989 and 2000-present). He is also a Director and Chairman of related organizations, Risk Management Foundation of the Harvard Medical Institutions and Controlled Risk Insurance Company, Inc. (Vermont). Mr. Pyle serves as a director of HealthGate. He is also a member of the Board of Directors of Medical Education for South African Blacks.

Chair: Governance and Public Policy Committee
                                            First elected a Director:      1987

      Term Expiring at the 2003 Annual Meeting of Stockholders (Class I)
-------------------------------------------------------------------------------

[PHOTO OF MARK HOFFMAN]
                  Mark Hoffman, 62, Independent Investor and Consultant

                  Mr. Hoffman received an undergraduate degree from Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a
Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Hamilton Lunn Holdings Limited, an independent advisory and investment firm. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and as Chairman of Hermes Lens Asset Management Limited and Guinness Flight Venture Capital Trust PLC, London.


Member: Audit and Finance Committee              First elected a Director: 1976

-------------------------------------------------------------------------------

[PHOTO OF JOHN F. RENO]
                  John F. Reno, 61, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

                  Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and
President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development
(1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is Chairman of the Board of Trustees of the Boston Museum of Science. Mr. Reno is the founder of "A Better Chance" program for disadvantaged youths in Winchester, Massachusetts, and a Director of the CEOs for Better Education in Massachusetts. He is also a Director of Nelson Irrigation Corporation and a Director of WGBH, Boston.


Member: Governance and Public Policy Committee
                                            First elected a Director:      1993

-------------------------------------------------------------------------------

[PHOTO OF C.WILLIAM ZADEL]
                  C. William Zadel, 57, Chairman, President and Chief Executive Officer, Millipore Corporation

                  Mr. Zadel graduated from the United States Military Academy at West Point, N.Y., where he received a Bachelor of Science degree and his commission in the U.S. Marine Corps in 1965. He also received an M.B.A. from the University of Chicago. After completing his military service in 1969, Mr. Zadel joined Quaker Oats Co., a consumer products manufacturer, where he served in several management positions in that Company's personnel, manufacturing and marketing operations.
From 1974, when he joined Johnson & Johnson, Co., until 1977, Mr. Zadel served in various management capacities with this manufacturer of medical and healthcare products and supplies. In 1977, Mr. Zadel became Manager of Corporate Strategic Planning for Abbott Laboratories, a pharmaceutical and diagnostic device manufacturer, assuming the position of General Manager of Abbott Medical Electronics Corporation in 1979. In 1983, he joined Corning Glass Works (now Corning Inc.), a manufacturer of laboratory science and specialty materials, as Vice President of Business Development, becoming Senior Vice President of Corning's Americas Operations in 1985. In 1986, Mr. Zadel became President and Chief Executive Officer of the Ciba Corning Diagnostics Corp. (the joint venture between Ciba-Geigy, a Swiss pharmaceutical company and Corning Inc., which became a wholly-owned subsidiary of Ciba-Geigy in 1989 and was acquired by Chiron Corporation in 1995). On February 20, 1996, Mr. Zadel was elected, effective April 1, 1996, Chairman, President and Chief Executive Officer of Millipore Corporation. Mr. Zadel currently serves on the Board of Directors of Kulicke and Soffa Industries, Inc.; Matritech, Inc.; Citizens Bank of Massachusetts; the Massachusetts High Technology Council; and the American Business Conference. He is a trustee of the Boston Museum of Science. Mr. Zadel has served as Chairman of the Board of Directors of the Massachusetts High Technology Council (1999-2001) and as Chairman of the Health Industry Manufacturers Association (1994-1995).

                                             First elected a Director:      1996

Committees, Meetings and Fees of Directors

  The Millipore Board of Directors has three standing committees.

  The Audit and Finance Committee is comprised of at least three directors all of whom are "independent" as defined in sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. The Board of Directors has adopted a charter setting forth this Committee's audit-related responsibilities which include, among others: recommending the selection of the independent accountants to the Board of Directors; reviewing the scope of and fees for services rendered as well as the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore's annual reports. See "Charter of the Audit and Finance Committee," Appendix "A" to this Proxy Statement and "Report of the Audit and Finance Committee", p.15. The Audit and Finance Committee met three times during 2000.

  The Governance and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. It also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. The Governance and Public Policy Committee held three meetings during 2000.

  The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have "interlocking" or other relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore's officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers Millipore's Management Incentive Plan and equity incentive plans. (See "Management Development and Compensation Committee Report on Executive Compensation at Millipore.") It has responsibility for the periodic examination of Millipore's overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore's senior level of management as well as its long range personnel needs and its training and education activities. This committee met three times during 2000.

  During 2000, the Millipore Board of Directors held six meetings. Members of the Board of Directors receive an annual retainer of $21,000, plus $1,000 for each Directors meeting attended. Directors serving as Chair of the committees receive an additional $2,500 ($3,500 effective April 26, 2001) annual fee. Mr. Zadel receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. All Directors attended at least 75% of the Board and relevant committee meetings held during 2000.

  Directors may elect to defer all or any portion of their fees into Millipore Common Stock deferred compensation phantom stock units by entering into agreements with the Company whereby fees otherwise payable for services as a director are transferred to the director's deferred compensation stock unit account

("deferred account"). Each agreement provides for the conversion of amounts held in the deferred account into that whole number of deferred compensation phantom stock units based upon 100% of the fair market value of Millipore Common Stock on the conversion dates (either quarterly or semiannually) specified by the agreement ("Purchased Units"). Dividends declared on Millipore Common Stock are also credited to the director's deferred account in the form of Purchased Units. (See Footnote (1) to table on p. 24.) Upon retirement or earlier termination of service from the Board of Directors, the Purchased Units in the director's deferred account are converted to cash equivalents, based upon a formula specified in the agreement, and distributed in cash to the director in annual installments over ten years, or in a lump sum payment in the event of a director's death prior to retirement.

  In addition to the compensation set forth above, "Eligible Directors" (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1999 Stock Option Plan for Non-Employee Directors (the "1999 Plan"). Mr. Zadel is not an Eligible Director. Under the terms of the 1999 Plan, each Eligible Director receives an option to purchase 4,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value (as defined in the 1999
Plan) at the time the option is granted. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, an appropriate adjustment in the option price and number of shares granted shall be made. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's assets, all outstanding options shall terminate except that the Board of Directors may, prior to the consummation of such transaction, accelerate the vesting of such options pursuant to a formula provided under the 1999 Plan or, in lieu thereof, may provide that any surviving or acquiring corporation grant replacement options. Unless otherwise agreed to by the Company, upon termination of service as a Director, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a Director is provided for in cases where such service terminates as a result of incapacity or death or after retirement (at the mandatory retirement age) of a director from the Board of Directors.

Management Development and Compensation Committee Report on Executive Compensation at Millipore

  The Management Development and Compensation Committee of the Board of Directors ("the Committee") has furnished the following report on its policies and procedures with respect to determining compensation for Millipore's executive officers for 2000. The tables and textual information set forth following the report (pp.17-20) disclose such compensation for the five most highly compensated executive officers for 2000.

  In establishing the amount of compensation in all forms for the Chief Executive Officer ("CEO") as well as the other executive officers of the Company, the Committee operates pursuant to a set of written "Guiding Principles." Operating pursuant to these Principles, the Committee annually establishes total targeted cash compensation (salary plus incentive payment expected to be earned if "target performance" (described below) is met) for the Chief Executive Officer and for the other executive officers as well. The total targeted cash compensation for the CEO is intended to be competitive with those of a group of companies to which

Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the "Comparables"). Total targeted cash compensation for substantially all of the other executive officers is set in a similar manner by reference to data provided to Millipore by an outside consulting firm on officers of the Comparables with similar job responsibilities. These Comparables are not all of the same companies that would be included in a peer group established to compare stockholder returns and are not the same companies included in the S&P Manufacturing-Diversified Industrial Index reflected in the performance graph on p.16.

  Under the Management Incentive Plan which provides the variable portion of target cash compensation, levels of corporate performance are defined in relation to the corporate goals as "threshold" performance (minimum performance for which any incentive payment will be made); "target" performance (typically, the projected corporate performance); and "stretch" (a level of corporate performance considered to be outstanding). The Plan was amended for the year 2000 (and subsequent years) to modify the levels of "threshold" and "stretch" achievement goals for participants having divisional responsibilities, in order to align potential incentive payments more closely with divisional (not corporate) performance and to reflect the business dynamics of the industries and markets served by the Company. If corporate performance is below the target performance, but above the threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds target, extra incentive payment will be payable. Target incentive opportunities ranged from 10% to 65% of base salary for participants (approximately 185 people in 2000) depending upon the participant's position and level of responsibility within the Company.

  The Committee approves the mix of corporate financial performance goals (including division and geographic financial performance goals for senior managers having divisional or geographic responsibilities) and individual performance goals that result in the actual incentive payment. Corporate financial performance comprises at least two thirds of the incentive payment entitlement of the CEO and those other executive officers with no particular divisional or geographical responsibility. Besides approving corporate and divisional goals, the Committee establishes personal goals for the CEO, and reviews the establishment by the CEO of the personal goals for the other executive officers.

  At the time of the submission of the annual corporate budget and based in part on the objectives reflected therein, the Committee reviews and approves for the subsequent year, the corporate performance goals and their respective "weights." At its December 1999 meeting, the Committee approved performance goals relating to growth in Sales, Contribution and Cash Flow for 2000. Growth in Sales was given the most "weight" and Contribution and Cash Flow were each given lesser weight. The Committee also established 2000 personal goals for the CEO which included, among others, increase in shareholder value; achievement of strategic initiatives and financial objectives; and development of the senior management team. Further, the Committee reviewed the establishment by the CEO of the personal goals for the other executive officers of the Company, which included, among others, development of organizational structures to meet customer needs; reinforcement of business processes; and continued development of planning processes throughout the Company.

  Upon review (in December 1999) of the base salaries paid to the chief executive officers of the Comparables, Mr. Zadel's base annual compensation for 2000 was fixed at $661,500. The difference from the base salary he received in 1999 ($630,000) resulted from analysis of data for other executive officers with similar job responsibilities and took into account the base salaries paid by the Comparables to their chief executive officers as well as an evaluation of Mr. Zadel's performance during the year. That portion (i.e., 65% of base salary) of Mr. Zadel's total targeted cash compensation dependent upon the Company meeting its targeted (projected corporate performance) goals, increased over that of the prior year (60%) based on analysis of data for chief executive officers of the Comparables. Adjustments in the base salaries and target incentive payout opportunities of substantially all of the other executive officers for 2000 resulted as well.

  In December 2000, the Committee reviewed certain data, with outside compensation consultants, on the applicability of the Company's compensation strategies, including equity compensation, to the proposed separation of the Company into two independent entities, Biosciences and Microelectronics, and the "spin off" of the Microelectronics entity as an independent publicly-traded company ("Millipore MicroElectronics, Inc."). As a result, the Committee limited equity incentive compensation awards to stock options for those current executive officers of the Company who will become employees of Millipore MicroElectronics, Inc. (including Mr. Zadel, who will become President and Chief Executive Officer upon his election by the Board of Directors of Millipore MicroElectronics, Inc.). The number of stock options granted to Mr. Zadel in December 2000 was 120,000. Awards of equity incentive compensation in the form of stock options and Restricted Stock continued for those executive officers continuing employment with the Company's Biosciences business (including Mr. Lunger, who will become President and Chief Executive Officer of Millipore).

  In establishing the total compensation for the CEO and the other executive officers in December, 2000, equity compensation was determined in accordance with the Guiding Principles. In addition to non-qualified stock options, Restricted Stock was included (for some executive officers) as a component of total equity compensation as an incentive to align executive officers' interests with corporate performance goals and stockholder values, and to retain key employees of senior management who are in positions to make substantial contributions to the successful conduct of Millipore and its business.

  Stock Options are a form of equity incentive whereby all value in the stock option is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. "Restricted Stock" refers to stock which may be forfeited by the executive upon termination of employment within a specified period (usually four years) for any reason other than death, disability or retirement or with respect to Restricted Stock awarded in December 1997 and subsequent years, to allow, at the discretion of the Committee, for certain accelerated vesting of these shares if certain corporate financial conditions are satisfied. During the pendency of such restrictions, the employee is entitled to receive dividends and to vote the Restricted Stock.

  The number of stock options and Restricted Stock awarded to each executive officer are determined by taking certain percentages of the total targeted cash compensation for the current year and dividing that amount by the fair market value per share during the time the options and Restricted Stock are recommended. The grant awards, which fall within a pre-set range, are set annually by the Committee for the CEO, and by the CEO (subject to approval of the Committee) for the other executive officers and depend in each case on subjective evaluation of the performance of the officer under consideration and, therefore, may vary from year to year. At the same time the Committee takes into account the total number of options and Restricted Stock previously granted which remain outstanding.

  At its meeting in February, 2001, the Committee reviewed the results of financial operations for 2000 and noted that corporate performance exceeded target (projected corporate) performance. Having determined that personal goals established for the CEO and the other executive officers had been completed satisfactorily, the Committee approved the incentive payments for the eligible group (paid in February 2001) in the amounts set forth in the Summary Compensation Table (p.17). Incentive payments received in 2001

(and subsequent years) as well as future compensation are eligible for deferral under the Millipore Corporation 2000 Deferred Compensation Plan for Senior Management (the "Plan") adopted by the Board of Directors in September 2000. The Plan provides that certain members of senior management may elect, prior to October 1st of each year, to defer payment of a portion of the following calendar year's Management Incentive Plan bonus, if any, until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency. Participants may also elect, prior to December 15th of each year, to defer a portion of base compensation (not to exceed 50%), under the terms of the Plan. Amounts deferred under the Plan remain assets of the Company and subject to the claims of creditors in the event of the Company's insolvency.

  The Company has, in the past, structured its variable compensation program to meet the requirements for a "performance based" plan under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The Committee determined, however, that to retain maximum flexibility in administering the Management Incentive Plan, as amended, and to pay competitive compensation reflecting the business dynamics of the markets served by the Company, it may in the future authorize payments that may not meet the requirements of Section 162(m) of the Code.

  The Committee tests the salary and option decisions which are made for the CEO and for the other executive officers of Millipore by reference to data furnished by outside compensation consultants. These tests involve comparison of short-term and long-term awards made by Millipore with similar awards made by companies in a number of different groups for which statistics are available. Millipore has, annually since 1999 (and periodically prior to that time), reviewed with the assistance of outside experts in executive compensation the method by which it sets both total cash and equity compensation for its executives.

  The foregoing report has been furnished by the Management Development and Compensation Committee.

                                          Robert E. Caldwell, Chair of the
                                           Committee
                                          Robert C. Bishop
                                          Daniel Bellus

Report of the Audit and Finance Committee

  The Audit & Finance Committee (the "Committee") has furnished the following report with respect to its activities for the fiscal year ending December 31, 2000.

  The Committee has reviewed and discussed with management the financial statements for fiscal year 2000 audited by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's independent auditors. The Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 ("Auditing Standards"). The Committee has also received the written disclosures and the letter from PriceWaterhouse Coopers required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), relating to that firm's independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2000 for filing with the Securities and Exchange Commission.

  Fees: Set forth below are the aggregate fees and "out of pocket" expenses billed (or expected to be billed), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal year ended December 31, 2000:

                              Financial Design and                               All Other
   Audit Fees                 Implementation Fees                                  Fees
   ----------                 --------------------                               ---------
   $533,000.00                        $ 0                                      $1,575,000.00

  The Committee has determined that the services provided under the caption "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

  The foregoing report has been furnished by the Audit and Finance Committee.

                                          Maureen A. Hendricks, Chair of the
                                           Committee
                                          Mark Hoffman
                                          Richard J. Lane

Comparative Performance Graph

  The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from "100" on December 31, 1995 through December 31, 2000, among Millipore, the S&P 500 Index and the S&P Manufacturing-Diversified Industrial Index (including Millipore). It assumes $100 invested on December 31, 1995 in each of the two indices and in Millipore.

                Comparison of Five Year Cumulative Total Return

                                                     YEAR
                                 --------------------------------------------
                                 1995    1996    1997    1998    1999    2000
                                 ----    ----    ----    ----    ----    ----
  S&P 500........................ 100   122.96  163.98  210.85  255.21  231.98

  S&P Manufacturing-Diversified
   Industrials................... 100   137.81  164.11  190.21  233.82  278.35

  MIL............................ 100   101.56   84.13   71.27   98.55  161.91

  The information which forms the basis for the graph above has been provided by Standard & Poor's Compustat, a division of McGraw-Hill.

Executive Compensation

  The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 2, 2001, to each of the five most highly compensated key policy making executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore's fiscal years ended December 31, 2000, 1999 and 1998.

                          Summary Compensation Table

                                                               Long Term
                                  Annual Compensation*      Compensation**
                                 ----------------------- ---------------------
                                                                Awards
                                                         ---------------------
                                                                    Securities
                                                         Restricted Underlying
Name and Principal Position or                             Stock     Options      All Other
Number in Group                  Year Salary(1) Bonus(2) Awards(3)    (#)(4)   Compensation(5)
------------------------------   ---- --------- -------- ---------- ---------- ---------------
C. William Zadel................ 2000 $661,500  $997,757  $      0   120,000      $119,554
 Chairman, President and         1999  630,000   631,260   579,375   130,000        55,248
 Chief Executive Officer         1998  605,004         0   283,125    46,000        74,853
Francis J. Lunger............... 2000 $375,000  $538,687  $945,000    90,000      $ 57,964
 Executive Vice President        1999  309,000   279,601   463,500    80,000        27,168
 and Chief Operating Officer     1998  294,000         0    86,353    20,900        31,898
Hideo Takahashi................. 2000 $338,000  $431,499  $      0    35,000      $215,950
 Vice President and              1999  321,809   331,916   193,215    35,000       108,096
 President, Nihon Millipore Ltd. 1998  321,000         0    94,847    22,900       251,938
Michael P. Carroll.............. 2000 $267,800  $398,572  $      0    22,000      $ 80,880
 Vice President                  1999  260,005   242,167    96,563    22,000        27,026
                                 1998  250,000         0    73,613    20,700        34,363
Jean-Marc Pandraud.............. 2000 $240,012  $307,276  $      0    25,000      $ 59,118
 Vice President and              1999  206,227   138,540    65,148    22,000        41,750
 General Manager,                1998  185,168         0    50,906    14,600        45,729
 Microelectronics Division

Footnotes to Summary Compensation Table

* Column captioned "Other Annual Compensation" (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 2000 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported for executive officers individually.

** Column captioned "Payouts" has not been included because Millipore does not have any long term incentive plans.

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified. Amounts set forth for: Mr. Pandraud for 1998 and the first eight months of 1999 and for Mr. Takahashi for all of the years indicated have been converted from local currencies to U.S. dollars based on the foreign currency exchange rate for December 31 in each of the years indicated.

(2) Amounts set forth for 1999 and 2000 indicate amounts paid in 2000 and 2001, respectively, under the Management Incentive Plan for the achievement of corporate performance and personal goals in each of the prior years. No payments were made in 1999 as corporate performance goals were not achieved in 1998. (See "Management Development and Compensation Committee Report on Executive Compensation at Millipore").

(3) The value of Restricted Stock is determined by multiplying the number of Restricted Shares awarded by the closing price of Millipore Common Stock on the effective date of the grant. On January 3, 2001, the following executive officers held the total number/current market value of Restricted Stock (including awards relating to compensation in 2000 and determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 2000 ($63.00 per/share)): Mr. Zadel, 30,400 shares/$1,915,200; Mr. Lunger 30,333 shares/$1,910,979; Mr.
     Takahashi, 8,633 shares/$543,879; Mr. Carroll, 5,200 shares/$327,600 and Mr. Pandraud, 5,767 shares/$363,321. Dividends are paid on Restricted Stock at the same rate as are paid to all stockholders.

(4) Stock options are granted by the Committee in December of each year and relate to the total cash compensation of the named executive officer for the current year. (See "Stock Options Granted in 2000" and "Management Development and Compensation Committee Report on Executive Compensation at Millipore.")

(5) Includes: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Messrs. Zadel, Lunger, and Carroll of $11,226 each; (b) Company "matching" contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $2,625, $2,550, and $5,100 to Messrs. Zadel, Lunger, and Carroll, respectively; (c) total amounts deferred under the Company's non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $105,703, $44,188, and $36,474, to Messrs. Zadel, Lunger, and Carroll, respectively; and (d) $28,080 imputed interest on the loan to Mr. Carroll (see "Indebtedness of Management," p. 23). Amounts included for Messrs. Takahashi and Pandraud represent annual accruals by Nihon Millipore Ltd. (Japan) and Millipore S.A. (France), respectively, for retirement allowances under the Nihon Millipore Ltd. Directors Retirement Plan and the government-sponsored retirement plan in France for salaried (exempt) employees ("AGIRC"). (See "Pension Plans.")

Stock Options Granted in 2000

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1999 Stock Incentive Plan ("1999 Plan") during the period January 1, 2000-December 31, 2000, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1999 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the present value per option at the date of grant (December 7, 2000) of the options granted using the Black-Scholes methodology. Under the 1999 Plan, no options may be granted to Directors who are not employees of Millipore.

                                             Individual Grants (1)
                         --------------------------------------------------------------
                          Number of
                         Securities    % of Total                           Grant Date
                         Underlying  Options Granted Exercise or              Present
                           Options    to Employees   Base Price  Expiration    Value
          Name           Granted (#)     in 2000      ($/Share)     Date    ($19.76)(2)
          ----           ----------- --------------- ----------- ---------- -----------
C. William Zadel........   120,000         8.2%        $46.06    12/7/2010  $2,371,320
Francis J. Lunger.......    90,000         6.1%        $46.06    12/7/2010  $1,778,400
Hideo Takahashi.........    35,000         2.4%        $46.06    12/7/2010  $  691,600
Michael P. Carroll......    22,000         1.5%        $46.06    12/7/2010  $  434,720
Jean-Marc Pandraud......    25,000         1.7%        $46.06    12/7/2010  $  494,000

(1) The 1999 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Unless otherwise agreed to by the Company or as may be otherwise provided by the 1999 Plan, options expire ninety days after termination of employment, except the 1999 Plan provides automatically for continued vesting and ability to exercise stock options previously granted for a fixed period of time after retirement (at a certain age and with a certain number of years of service) from the Company. Options can be exercised by delivery of cash or shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price.

(2) The fair market value of each option granted is estimated on the date of the grant using the Black-Scholes model with the following assumptions in 2000: risk free interest rate of 5.26%; expected life of five years; expected volatility of 45% and no expected annual dividend increase.

Aggregated Option Exercises in Fiscal Year 2000 and December 31, 2000 Values of Unexercised Stock Options

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to unexercised options to purchase Millipore Common Stock granted in 1999 and prior years under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans).

                                                         Number of
                                                        Securities
                                                        Underlying
                                                        Unexercised   Value of Unexercised
                                                        Options at    In the Money Options
                            Shares                       12/31/00       at 12/31/00 (2)
                         Acquired on       Value       Exerciseable/     Exerciseable/
          Name           Exercise (#) Realized ($)(1)  Unexercisable     Unexercisable
          ----           ------------ --------------- --------------- --------------------
C. William Zadel........        0               0     247,750/251,250 $6,339,891/5,813,922
Francis J. Lunger.......    5,000        $205,938      70,225/175,375 $1,667,511/3,860,952
Hideo Takahashi.........    8,200        $277,250      116,550/76,650 $4,029,537/1,817,494
Michael P. Carroll......        0               0       65,800/51,500 $2,048,397/1,254,175
Jean-Marc Pandraud......    5,000        $237,844       28,250/50,950 $  798,109/1,188,066

(1) Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2) Measured by the difference between the closing market value of Millipore Common Stock on December 31, 2000 ($63.00 per share) and the exercise price of the option (prior to the payment of taxes).

Pension Plans

  The table below shows the estimated annual benefits payable in 2000 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

                                Estimated Annual Minimum Retirement Benefits
                                                    for
                                    Indicated Years of Credited Service
                               -------------------------------------------------------------
Average Earnings During                                                              30 (and
Five Highest Consecutive                                                              more
 Years in Fifteen Years                                                               than
  Prior To Retirement            15                20                25              30)(1)
------------------------       -------           -------           -------           -------
       $300,000                 62,738            83,651           104,563           125,476
       $350,000                 73,613            98,151           122,688           147,226
       $400,000                 84,488           112,651           140,813           168,976
       $450,000                 95,363           127,151           158,938           190,726
       $500,000                106,288           141,651           177,063           212,476
       $550,000                117,113           156,151           195,188           234,226
       $600,000                127,988           170,651           213,313           255,976
       $650,000                138,863           185,151           231,438           277,726
       $700,000                149,738           199,651           249,563           299,476
       $750,000                160,613           214,151           267,688           321,226
       $800,000                171,488           228,651           285,813           342,976
       $850,000                182,363           243,151           303,938           364,726
       $900,000                193,238           257,651           322,063           386,476
       $950,000                204,113           272,151           340,188           408,226
       $1,000,000              214,968           286,651           358,313           429,976
       $1,050,000              225,863           301,151           376,438           451,728
       $1,100,000              236,738           315,651           394,563           473,476
       $1,150,000              247,613           330,151           412,688           495,226
       $1,200,000              258,488           344,651           430,813           516,976
       $1,250,000              247,613           359,151           448,938           538,726
       $1,300,000              280,238           373,651           467,063           560,476
       $1,350,000              291,113           388,151           485,188           585,226
       $1,400,000              301,988           402,651           503,313           603,976
       $1,450,000              312,863           417,151           521,438           625,726
       $1,500,000              323,738           431,651           539,563           647,476
       $1,550,000              301,988           402,651           503,313           603,976
       $1,600,000              345,488           480,651           575,813           690,976

(1) There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

  The Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") is a tax-qualified defined benefit "floor" plan which is designed to coordinate with the benefits available to participants under the Company's tax-qualified defined contribution profit sharing plan ("Participation Plan") to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and average compensation over the 5-year period prior to retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

  Millipore also maintains a supplemental non-qualified excess benefit plan (the "Supplemental Plan"), to operate in conjunction with the Company's tax qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k) Plan) to provide certain "key" employees (15 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the "Code") limiting the amount of retirement benefits and deferred compensation that may be received under the Company's tax-qualified plans. The Supplemental Retirement and Participation Plans provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and employer "matching" contributions to those deferrals and contributions made under the tax-qualified savings plan investment options (including a "mirror image" Millipore Common Stock fund). Participant accounts in the "mirror image" stock fund are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month. Dividends payable on Millipore Common Stock are also credited to the "mirror image" stock fund as deferred compensation stock units. Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant's termination of employment, distributions from the Supplemental Plan are made on the same basis as under the tax-qualified plans.

  Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 2000 full years of credited service under the Retirement Plan for certain officers were: Mr. Zadel--4 years; Mr. Lunger--3 years; and Mr. Carroll--14 years. Messrs. Takahashi and Pandraud, do not participate in the Retirement Plan for U.S. employees. Mr. Takahashi participates in the Nihon Millipore Directors Retirement Plan (the "Nihon Retirement Plan") for certain members of senior management (currently eight participants) of Nihon Millipore Ltd. Nihon Millipore Ltd. accrues amounts annually based on a percentage of the participant's annual salary. The Nihon Retirement Plan provides a basic retirement allowance for participants based on factors including final monthly salary, length of service and positions held within Nihon Millipore Ltd. during employment. Payments are made in one lump sum upon retirement. Mr. Pandraud participates in the retirement plan sponsored by the French government for salaried (exempt) employees ("AGIRC"), a defined benefit plan that provides a basic monthly retirement allowance for participants based on factors including salary, length of service and age at retirement. Approximately 250 employees of Millipore S.A. (France) participate in AGIRC.

Executive Termination Agreements

  Millipore has entered into agreements with Messrs. Zadel, Lunger, Takahashi, Carroll and Pandraud as well as five other executive officers and four senior managers, to provide them with certain severance benefits in the event of an actual or impending "Change of Control" of Millipore. In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 20% of Millipore's then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An "Impending Change of Control" means any event or circumstances which gives rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore's management or directors.

  The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore's employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment at a rate equal to two times the highest amount of target total cash compensation during the previous 3 years (if such provisions had been triggered during 2000, the amounts payable to Messrs. Zadel, Lunger, Takahashi, Carroll and Pandraud would have been $2,182,950, $1,200,000, $1,014,000, $803,400 and $672,034, respectively), medical, dental and life insurance benefits, and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, options for purchase of shares of Common Stock become exercisable immediately; shares of Restricted Stock become free of any restrictions and executive officers are given the right to sell to Millipore all shares held (or acquired within 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

  On February 15, 2001, Michael P. Carroll resigned as Vice President of Millipore. The terms of Mr. Carroll's termination agreement are under negotiation and have not yet been finalized.

Indebtedness of Management

  In the Fall of 1999 the Company relocated Mr. Carroll from Hong Kong to Allen, Texas and entered into an agreement and Promissory Note with Mr. Carroll to provide him with a loan of $450,000 for the purchase of his residence in Texas. The Note provides that the loan will bear no interest for 36 months from the date of issue. Under the Internal Revenue Code of 1986, however, interest on the loan is deemed to be compensation (see "Summary Compensation Table--All Other Compensation," p.17). The loan is secured by certain real and personal property owned by Mr. Carroll. As the result of his resignation from the Company, indebtedness owed by Mr. Carroll under the Note will be discharged in accordance with its terms.

Certain Relationships and Related Transactions

  During 2000, Bristol-Myers Squibb Company purchased an aggregate of approximately $1.1 million of products from Millipore and its subsidiaries. Richard J. Lane, a Director, is currently President, Worldwide Medicines of Bristol-Myers Squibb Company. The relationship between Millipore and Bristol-Myers Squibb Company predates by many years Mr. Lane's election as a Director.

                      Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

  The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 2, 2001. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

                                                              Amount
                                                            and Nature
                                                            of Shares
                                                           Beneficially    % of
                    Name of Beneficial Owner                 Owned(1)      Class
                    ------------------------               ------------    -----
      Daniel Bellus.......................................     1,639.1        *
      Robert C. Bishop....................................    10,137.9        *
      Robert E. Caldwell..................................    12,521.8        *
      Maureen A. Hendricks................................    16,570.7        *
      Mark Hoffman........................................    26,222.1        *
      Richard J. Lane.....................................       2,812        *
      Francis J. Lunger...................................   113,254.4        *
      Jean-Marc Pandraud..................................    48,262.1        *
      Thomas O. Pyle......................................    17,656.4        *
      John F. Reno........................................    24,037.5        *
      Hideo Takahashi.....................................     189,460        *
      C. William Zadel....................................   297,650.2        *
      All Directors and Executive Officers as a Group
       (20 persons including those listed above):......... 1,178,652.2(2)

* None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1) Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors (and the predecessor 1989 Plan) which the following directors have the right to acquire within 60 days:
     Mr. Hoffman, 17,000 shares; Mr. Reno, 15,000 shares, Mrs. Hendricks, 11,000 shares, Mr. Caldwell, 9,000 shares and Dr. Bishop, 6,000 shares, Messrs. Lane and Pyle, 2,000 shares and Dr. Bellus, 1,500 shares; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1995 and 1985 Combined Stock Option Plans) which the following executive officers have the right to acquire within 60 days: Mr. Zadel, 247,750 shares; Mr. Lunger, 81,475 shares; Mr. Takahashi, 111,550 shares; and Mr. Pandraud, 28,250 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units ("Purchased Units") credited to the deferred compensation accounts of the following directors: Dr. Bellus,
     139.127 units; Dr. Bishop, 2,637.9 units; Mr. Caldwell, 1,521.8 units; Mrs. Hendricks, 4,070.7 units; Mr. Hoffman, 1,144.1 units; Mr. Lane,
     811.9 units; Mr. Pyle, 11,656.5 units and Mr. Reno, 7,037.5 units. Purchased units are payable only in cash upon the Director's retirement or earlier termination of service from the Board of Directors. (See "Committees, Meetings and Fees of Directors" at p. 10.) Also included are 1,201.541 deferred compensation phantom stock units and 562.445 deferred compensation phantom stock units credited to the accounts of Messrs. Zadel and Lunger, respectively, under the Company's non-qualified Supplemental Plan (see Pension Plans at p. 21), and acquisitions by Messrs. Zadel and Pandraud of 1,065.36 shares, and 282.64 shares, respectively, under the Company's 1995 Employees' Stock Purchase Plan, as amended (the "Plan"). All regular employees, including executive officers (approximately 3000 employees in 2000) are eligible to participate in the Plan. The Plan provides for a series of annual offerings, commencing on June 1st ("Offering Date"), and permits eligible participants to purchase shares of Millipore Common Stock by means of payroll deduction at the lower of 85% of the Fair Market Value on the Offering Date or 85% of the Fair Market Value on the last day of August, November, February and May ("Alternate Offering Dates"). The Plan provides for certain limitations on the maximum amount of payroll deductions to purchase shares and the maximum number of shares that can be purchased by any participant during an Offering Period. It is intended that the Plan constitutes an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986.

(2) Includes 795,588 shares subject to acquisition by Directors and Officers within 60 days through the exercise of stock options. The foregoing aggregate figure represents approximately 2.5% of the issued and outstanding stock on such date.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Millipore's Directors and Officers and persons who own more than 10 percent of Millipore's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied, except for Mr. Takahashi who failed to file on a timely basis one Form 4 relating to two transactions. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

Other Principal Holders of Millipore Common Stock

  As of March 2, 2001 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore's only class of voting securities.

                                                            Amount and
                                                             nature of   Percent
                                                            beneficial     of
Name and address of beneficial owner                         ownership    class
------------------------------------                        -----------  -------
PRIMECAP Management Company................................ 5,936,395(1)  12.8%
 225 South Lake Avenue #400
 Pasadena, CA 91101-3005

(1) Of the shares reported as beneficially owned by PRIMECAP Management, a registered investment company, it has sole voting power with respect to 1,111,395 of such shares and sole dispositive power with respect to all of such shares. Of the total number of shares reported by PRIMECAP Management Company, Vanguard/PRIMECAP Fund, Inc. of Valley Forge, Pa reports as beneficially owned 2,820,000 shares over which it has sole voting power.

  The foregoing information is based upon Schedule 13G reports filed with the Securities and Exchange Commission by the above beneficial owners in February-March, 2001.

                                  ACCOUNTANTS

  Since 1970, PricewaterhouseCoopers, L.L.P., or its predecessor independent public accountants, has reported on Millipore's annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has elected PricewaterhouseCoopers, L.L.P. as Millipore's independent public accountants for fiscal 2000 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of PricewaterhouseCoopers, L.L.P. are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See "Management and Election of Directors" and "Report of Audit and Finance Committee" for names of those Directors comprising the Audit and Finance Committee.

  Millipore's financial statements for 2000 were examined and reported upon by PricewaterhouseCoopers, L.L.P. In connection with this examination they also reviewed Millipore's Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore's retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

                             STOCKHOLDER PROPOSALS

  The deadline for receipt of stockholder proposals for inclusion in Millipore's 2002 Proxy Statement is November 18, 2001. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730. Attention: Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date.

  The deadline for receipt of timely notice of stockholder proposals for submission to the Millipore 2002 Annual Meeting of Stockholders without inclusion in Millipore's 2002 Proxy Statement is February 1, 2002. Unless such notice is received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730, Attention Jeffrey Rudin, Clerk, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

                            FORM 10-K ANNUAL REPORT

  Stockholders may obtain without charge a copy of Millipore's Annual Report on Form 10-K for the year ended December 31, 2000, by writing to Geoffrey E. Helliwell, Director of Investor Relations, Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

                                          Millipore Corporation

March 16, 2001

                                                                   Appendix "A"

                  Charter of the Audit and Finance Committee

  The charter of the Audit and Finance Committee shall be:

A. General:

1. The Committee shall be comprised of at least three members all of whom shall be independent directors. "Independent" shall mean that the director has no relationship to the Corporation that may interfere with the exercise of his/her independence from management and the Corporation.

2. All members of the Committee shall, in the opinion of the Board, be financially literate and at least one member shall, in the opinion of the Board, have accounting or related financial management expertise.

3. The outside auditor for the company shall be ultimately accountable to the Board of Directors and the Committee. The Committee and Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

4. The Committee shall determine policy with respect to the retention of the Corporation's outside auditor for the performance of non-audit professional services in order to assure that the independence of such auditor will not be impaired by any such engagement. In this regard the Committee shall be responsible for ensuring that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the company and that the Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board of Directors take appropriate action to ensure the independence of the outside auditor.

B. Audit Functions:

1. To recommend to the Board the annual selection of the outside auditor of the Corporation.

2. To meet with the Corporation's outside auditor to accomplish the following:

  a. Before the commencement of the annual examination, discuss in general terms the scope of the examination and the anticipated fees in connection therewith.

  b. At the completion of the annual examination, review with the outside auditor the Corporation's financial statements in the form as proposed to be released to the public and the outside auditor's "management letter" and/or recommendations with respect to internal controls.

  c. At such other times as it deems appropriate, to discuss the quality and depth of staffing in the financial and accounting departments and recent and prospective opinions of the accounting principles board and their impact on the Corporation's financial statements.

3. To review with the appropriate officers of the Corporation and the outside auditor the Annual Report on Form 10-K and proxy, as well as the Annual Report to Shareholders.

4. To review with the appropriate officers of the Corporation and the internal auditors the duties and responsibilities of the internal auditing function and approve the plan for the internal audit of the operational procedures of the Corporation.

5. To review with the appropriate officers, the Corporation's policy regarding business ethics and the procedures being used to audit its conformity, as well as review the Corporation's policy and procedures to ensure compliance with the Foreign Corrupt Practices Act.

C. Finance Functions:

1. To review the financial condition of the Corporation so as to be aware of its total financial strategies, resources, strengths, capabilities and staffing.

2. To review the Corporation's long-range and short-term cash flow and financial strategies and plans.

3. To review and make recommendations to the Board with respect to management proposals concerning long and short-term debt financing, acquisitions, investments, dividend actions, plans and programs involving the purchase or redemption of the Corporation's securities and capital expenditures of a major nature.

                                                                  SKU-0960-PS-01

                                  DETACH HERE

                                     PROXY

                             MILLIPORE CORPORATION

                 Annual Meeting of Stockholders April 26, 2001



     The undersigned hereby constitutes and appoints C. WILLIAM ZADEL, KATHLEEN
B. ALLEN and JEFFREY RUDIN, and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Stockholders of Millipore to be held in Bedford, Massachusetts on April 26, 2001 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.


  SEE REVERSE                                                    SEE REVERSE
     SIDE               (CONTINUED ON REVERSE SIDE)                   SIDE

MILLIPORE                                    YOUR PROXY CARD IS ATTACHED.
                                                  YOUR VOTE IS IMPORTANT.


Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.


                                  DETACH HERE

     PLEASE MARK
 X   VOTES AS IN
     THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE SPECIFIED IN THE BOXES PROVIDED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

1.  Election of Directors
The undersigned GRANTS authority to elect as directors the following nominees:
NOMINEES: (01) Daniel Bellus, (02) Robert C. Bishop, (03) Robert E. Caldwell.

      FOR     _        _   WITHHELD
      ALL    [_]      [_]  FROM ALL
    NOMINEES               NOMINEES

   _
  [_]______________________________________
     For all nominees except as noted above
                                                                     _
                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]

                    Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:__________________ Date:_____  Signature:__________________ Date:_____